SMART-TEK INITIATES LEGAL ACTION AGAINST RFID, LTD.

FOR MISLEADING PRESS RELEASE

CORTE MADERA, Calif., April 28, 2006 (PRIMEZONE) -- Smart-tek Solutions, Inc. (OTC BB:STTK.OB - News) announced today that it has filed a Complaint in the Superior Court for the State of California, County of Marin, against RFID Ltd., a publicly traded company on the Pink Sheets.  The Complaint alleges causes of action against RFID, Ltd. for (1) Defamation Per Se; (2) Intentional Interference with Contractual Relations; (3) Intentional Interference with Prospective Economic Advantage and (4) Unfair Competition (Violation of California Business & Professions Code § 17200).  The Complaint alleges that RFID, Ltd., who described itself as a competitor of Smart-tek Solutions, Inc., made a series of false and misleading representations about Smart-tek Solutions, Inc. and its development of its RTAC-PM system.  In particular, the Complaint alleges that RFID, Ltd. has made provably false assertions that (1) Smart-tek Solutions, Inc.’s sole business involved closed circuit TV, access control and alarm systems for the Greater Vancouver area; (2) the RTAC-PM system could not have been developed in five months; and (3) China’s technological state would not allow for implementation of the RTAC-PM system.  The Complaint further alleges that these misleading assertions made by RFID, Ltd. about Smart-tek Solutions, Inc. were made for an intended audience that included current shareholders and prospective investors of both public companies and were made for the purpose of denigrating Smart-tek Solutions, Inc.’s products and services and in an effort to promote its own competing products and services.  The Complaint filed by Smart-tek Solutions, Inc. seeks monetary damages in excess of $10 million and equitable relief as a result of RFID, Ltd.’s conduct.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711